Exhibit 99.1

KindredBio and Butterfly Network Partner to Expand Innovative Veterinary Diagnostic Tools and Treatment Options

Kindred Biosciences, Inc. (NASDAQ: KIN) and Butterfly Network announce an affiliate relationship to make Butterfly’s state-of-the-art veterinary ultrasound tool, the iQ Vet, available to veterinarians in the United States. Under the agreement, veterinarians will be able to purchase Butterfly iQ — a handheld, veterinary ultrasound device — through collaboration with their KindredBio representative.

“Butterfly is a leader in the creation of accessible and affordable ultrasound technology. We are excited to join them in advancing veterinary diagnostics with this state-of-the-art ultrasound device,” said Jenna Hahn, Vice President, Commercial, of KindredBio.

KindredBio, a biopharmaceutical company focused on saving and improving the lives of pets, has launched two products approved by the U.S. Food & Drug Administration in less than two years. In November, it launched Zimeta™ (dipyrone injection). The company also has a deep pipeline of therapeutics in development for dogs, cats, and horses.

Last month, Butterfly Network announced the availability of Butterfly iQ Vet, an all-new handheld ultrasound device that only costs $1,999 plus subscription. iQ Vet brings the company’s groundbreaking ultrasound-on-chip(™) technology to veterinarians and animals.

Butterfly iQ Vet is a single probe, smartphone-connected device that can scan animals of all sizes ranging from dogs and cats to horses. Ultrasound is a safe, non-invasive and painless diagnostic imaging modality. However, access to imaging for many veterinarians has been a challenge. Recently, Butterfly iQ was voted as one of the best inventions of 2019 by Time magazine.

“With Butterfly iQ Vet, every animal hospital, clinic, and mobile vet has access to a high-resolution device that will lead to earlier diagnosis, thereby improving medical care for all animals, large and small,” said Richard Markell, DVM, MRCVS, Director of Commercial Strategy, Veterinary, at Butterfly Network. “We are excited to partner with a company with a shared mission of advancing veterinary science.”

About Kindred Biosciences

Kindred Biosciences is a commercial-stage biopharmaceutical company focused on saving and improving the lives of pets. Its mission is to bring to pets the same kinds of safe and effective medicines that human family members enjoy. The company’s strategy is to identify compounds and targets that have already demonstrated safety and efficacy in humans and to develop therapeutics based on these validated compounds and targets for cats, dogs, and horses. The company has a deep pipeline of novel drugs and biologics in development across many therapeutic classes.

Visit http://kindredbio.com for more information.

About Butterfly Network

Founded by Dr. Jonathan Rothberg in 2011, Butterfly Network has created the world’s first handheld, single-probe whole body ultrasound system, Butterfly iQ, making ultrasound technology universally accessible and affordable. Butterfly Network’s mission is to democratize healthcare for the 4.7 billion people around the world lacking access to medical imaging. Through their patented Ultrasound-On-Chip™ technology, Butterfly Network is paving the way for earlier detection and remote diagnosis of health conditions around the world.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements contained in this news release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our expectations about the trials, regulatory approval, manufacturing, distribution and commercialization of our current and future product candidates, and statements regarding our anticipated revenues, expenses, margins, profits and use of cash.

These forward-looking statements are based on our current expectations. These statements are not promises or guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results to be materially different from any future results expressed or implied by the forward-looking statements. These risks include, but are not limited to, the following: our limited operating history and expectations of losses for the foreseeable future; the absence of significant revenue from our products and our product candidates for the foreseeable future; the likelihood that our revenue will vary from quarter to quarter; our potential inability to obtain any necessary additional financing; our substantial dependence on the success of our products and our lead product candidates which may not be successfully commercialized even if they are approved for marketing; the effect of competition; our potential inability to obtain regulatory approval for our existing or future product candidates; our dependence on third parties to conduct some of our development activities; our dependence upon third-party manufacturers for supplies of our products and our product candidates; uncertainties regarding the outcomes of trials regarding our product candidates; our potential failure to attract and retain senior management and key scientific personnel; uncertainty about our ability to develop a satisfactory sales organization; our significant costs of operating as a public company; our potential inability to obtain and maintain patent protection and other intellectual property protection for our products and our product candidates; potential claims by third parties alleging our infringement of their patents and other intellectual property rights; our potential failure to comply with regulatory requirements, which are subject to change on an ongoing basis; the potential volatility of our stock price; and the significant control over our business by our principal stockholders and management.

For a further description of these risks and other risks that we face, please see the risk factors described in our filings with the U.S. Securities and Exchange Commission (the SEC), including the risk factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K and any subsequent updates that may be contained in our Quarterly Reports on Form 10-Q filed with the SEC. As a result of the risks described above and in our filings with the SEC, actual results may differ materially from those indicated by the forward-looking statements made in this news release. Forward-looking statements contained in this news release speak only as of the date of this news release and we undertake no obligation to update or revise these statements, except as may be required by law.

Contacts: Media
Beckie Peskin	Jenny Ryan	Guru Sundar
marketing@kindredbio.com	Jenny.Ryan@KindredBio.com	gsundar@butterflynetinc.com
(650) 701-7901	(620) 388-3937	(914) 343-4739

Investors

Katja Buhrer

Katja.buhrer@kindredbio.com

(917) 969-3438

Zimeta™ is a trademark of Kindred Biosciences, Inc. in the United States and/or other countries. Ultrasound-On-Chip™ is a trademark of Butterfly Network Inc.

© 2019 Kindred Biosciences, Inc., Burlingame, CA 94010. All rights reserved.

US-CORP-1900213 DEC-19

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